Exhibit 99.1




 SPECTRUM BRANDS REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 FINANCIAL RESULTS
 -----------------------------------------------------------------------------

ATLANTA, November 14, 2006 - (SPC: NYSE) Spectrum Brands, Inc., a global consumer products company with a diverse portfolio of world-class brands, announced fourth quarter net sales of $608.4 million and a diluted net loss of $8.88 per share for the quarter ended September 30, 2006. Excluding certain adjustments which management believes are not indicative of the company's on-going normalized operations, the diluted loss per share for the fourth quarter was $0.07. Included in the quarterly results are:

         |X| a non-cash pretax impairment charge of $433.0 million, or $8.05 per diluted share, related to the value of certain trade names and goodwill carried on the company's books. This charge resulted from an annual evaluation of goodwill and indefinite-lived intangibles as required by SFAS 142, "Goodwill and Other Intangible Assets,"

         |X| a non-cash charge in the amount of $18.9 million, or $0.38 per diluted share, increasing the valuation allowance against certain net deferred tax assets, and

         |X| pre tax restructuring and related charges of $28.8 million, or $0.39 per diluted share, related to the rationalization of the company's European business and ongoing integration activities resulting primarily from the 2005 acquisitions of United Industries and Tetra Holding GmbH.

During the fourth quarter of fiscal 2005, the company reported a diluted loss per share of $0.06, including restructuring and related charges of $0.15 per share, $0.03 per share in inventory valuation charges associated with acquisitions and $0.02 income from discontinued operations.

Spectrum Brands' 2006 fourth quarter net sales were $608.4 million, a four percent increase over the comparable period last year. Organic growth in the quarter was three percent and foreign exchange rates added one percent. Global battery sales increased two percent year over year, as strong results from North America and Latin America more than offset a decline in Europe/ROW sales. Global Pet reported good growth of seven percent. Home and Garden sales increased by eight percent. Sales of Remington branded products declined by two percent on a worldwide basis.

Chairman and Chief Executive Officer Dave Jones stated, "Our fourth quarter results were encouraging and show marked improvement in revenue trends in a number of key areas, including North American battery sales, Global Pet and Home & Garden. While hard work remains ahead of us, we are pleased with the progress we are seeing throughout the company despite a challenging environment. We remain committed to further reducing costs while making the necessary investments to transform our business for long-term success."

Gross profit and gross margin for the quarter were $210.8 million and 34.6 percent, respectively, versus $215.4 million and 36.7 percent for the same period last year. Current year cost of goods sold included $18.0 million in restructuring and related costs; fiscal 2005 cost of goods sold included $2.7 million in restructuring and related costs and a $2.6 million inventory valuation allowance. Increased raw material costs in the quarter were offset by improved margins in Remington branded products and the benefit of integration cost savings.

The company's operating loss for the quarter was $423.2 million versus fiscal 2005's fourth quarter operating income of $32.8 million. The primary reasons for the decline are the $433.0 million impairment charge (further described below) and $28.8 million in restructuring and related charges taken in fiscal 2006 versus $13.6 million of restructuring and related charges and inventory valuation charges in fiscal 2005. Significantly higher distribution costs also contributed to the increase in operating expenses.

For the year ended September 30, 2006, the company recorded a net loss of $434.0 million, or $8.77 per diluted share, compared to net earnings of $46.8 million, or $1.03 per diluted share, last year. Included in the current year's results are:

     |X| restructuring and related charges of $56.1 million, or $0.76 per diluted share, primarily related to the integration of acquisitions and the company's European restructuring programs,

     |X| the aforementioned non-cash asset impairment charge of $433.0 million, or $8.05 per diluted share,

     |X| the aforementioned non-cash charge increasing the valuation allowance for certain net deferred tax assets in the amount of $18.9 million, or $0.38 per diluted share,

     |X| a gain on sale of assets of $7.9 million, or $0.10 per diluted share, and

     |X| other non-cash benefits totaling $1.0 million, or $0.02 per diluted share.

The net impact of these items is a decrease in the current year's net earnings of $499.1 million, or $9.18 per diluted share.

Fiscal 2005 results included:

     |X| inventory valuation charges of $37.5 million, or $0.54 per diluted share, related to the acquisitions of United Industries and Tetra Holding GmbH,

     |X| restructuring and related charges of $26.3 million, or $0.38 per share, primarily related to the integration of acquisitions,

     |X|  debt issuance costs write-off of $12.0 million, or $0.17 per share,

     |X| income from discontinued operations of $5.5 million, or $0.12 per share, and

     |X|  other non-cash benefits totaling $0.5 million, or $0.01 per share.

The net impact of these items is a decrease in fiscal 2005 net earnings of $69.8 million, or $0.96 per diluted share.

Net sales for fiscal 2006 of $2.55 billion represented an increase of $244.6 million, as a result of the acquisitions of United Industries, acquired on February 7, 2005, Tetra Holding GmbH, acquired on April 29, 2005, and Jungle Labs, acquired on September 1, 2005. Excluding the impact of acquisitions on current year results, net sales declined four percent, primarily a result of weakness in battery sales in Europe and North America. The operating loss for the year was $283.2 million. In addition to the restructuring and related charges and other costs enumerated above, 2006 operating loss was negatively impacted by significantly increased raw material and distribution costs.

Fourth Quarter Segment Results
------------------------------

North American net sales were $257.8 million, a five percent improvement compared with $246.5 million reported last year. The increase was driven by strong growth in batteries and in home and garden sales, somewhat offset by a decline in Remington branded products. Battery sales were up significantly, largely due to the successful launch of Rayovac's new Power Challenge marketing campaign. In the company's home and garden business, consumer purchases of Spectrum Brands products at retail grew eight percent during the fourth quarter, in line with reported results. North American segment profits were $20.5 million versus $17.5 million reported last year.

European/ROW net sales were $143.0 million versus $153.8 million in the prior year. Foreign exchange translation contributed $5.2 million. Remington branded product sales showed strong growth, but this growth was more than offset by continuing weakness in the battery category, particularly in Western Europe. Segment profitability for the quarter was $13.7 million compared with $21.2 million last year, primarily a function of lower battery sales volume and higher raw material costs.

Latin America continued its positive 2006 operating trend with a quarterly net sales increase of 20 percent versus the prior year, benefiting from strong growth in both Rayovac batteries and Remington branded products. Latin America segment profitability was $9.1 million compared with $5.4 million last year as a result of increased sales and the positive impact of foreign currency translation.

Global Pet segment net sales of $140.3 million represent a seven percent increase in the quarter largely driven by robust growth from Tetra branded products. Global Pet segment profits were $21.2 million versus $17.1 million reported last year. Last year's profits included a $2.6 million inventory allowance charge.

Corporate expenses were $25.9 million, or 4.3 percent of net sales, as compared to $17.4 million, or 3.0 percent of net sales, in the prior year period. The biggest contributor to the increase was the comparison to last year's fourth quarter compensation expense, which was reduced by a reversal of annual incentive bonus accruals. Corporate expense was also impacted by the continuing expansion of the global operations support infrastructure in Asia.

Fourth quarter interest expense was $47.0 million versus $39.5 million last year due to higher interest rates. Total debt at September 30, 2006 was $2.277 billion.


Asset Impairment Charge
-----------------------

Statement of Financial Accounting Standards, "Goodwill and Other Intangible Assets" ("SFAS 142") requires companies to test goodwill and indefinite-lived intangibles for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In accordance with SFAS 142, Spectrum Brands, with the assistance of independent third party valuation specialists, conducted its annual impairment testing of goodwill and indefinite-lived intangible assets. The results using the discounted cash flow method were also tested for reasonableness by comparison to the market capitalization of the company. As a result of these analyses the company recorded a non-cash pretax impairment charge of approximately $433.0 million ($398.3 million, net of tax). The impairments will not result in any future cash expenditures.

Webcast Information
-------------------

Spectrum Brands will hold a conference call at 8:30 a.m. (EST) today, November 14, 2006, to further discuss its fourth quarter results and respond to questions. The call will be accessible via webcast through the company's website, www.spectrumbrands.com, and will be archived online until November 28, 2006.


Non-GAAP Measurements
---------------------

Within this release, reference is made to adjusted diluted earnings per share. See attached Table 3, "Reconciliation of GAAP to Adjusted Diluted Earnings Per Share," for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share. Spectrum Brands management and some investors use adjusted diluted earnings per share as one means of analyzing the company's financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. While management believes adjusted diluted earnings per share provides useful supplemental information, adjusted results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.


About Spectrum Brands, Inc.
---------------------------
Spectrum Brands is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue of approximately $2.5 billion and has approximately 9,800 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers,
(3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K and Form 10-Q.

                                     # # #



Attached
--------

Table 1 - Condensed Consolidated Statements of Operations




                                     Table 1
                              SPECTRUM BRANDS, INC.
                 Condensed Consolidated Statements of Operations
     For the three months and fiscal years ended September 30, 2006 and 2005
                                   (Unaudited)
                     (In millions, except per share amounts)




                                                     THREE MONTHS                               FISCAL YEAR
                                                 -----------------------------------       -----------------------------------
                                                   F2006       F2005 (a)      INC(DEC)      F2006        F2005 (a)    INC(DEC)
                                                   -----       -----                        -----        -----
                                                                               %                                         %
Net sales                                        $ 608.4      $587.6           3.5%       $2,551.8     $2,307.2       10.6%
Cost of goods sold                                 379.6       369.5                       1,576.1      1,427.1
Restructuring and related charges                   18.0         2.7                          22.5         10.5
                                                 ----------   ---------                    ---------    ---------
       Gross profit                                210.8       215.4          -2.1%          953.2        869.6        9.6%

Selling                                            137.6       126.2                         557.3        475.7
General and administrative                          44.6        40.0                         182.0        152.7
Research and development                             8.0         8.1                          30.5         29.4
Restructuring and related charges                   10.8         8.3                          33.6         15.8
Goodwill and intangibles impairment                433.0          -                          433.0           -
                                                 ----------   ---------                    ---------    ---------

Total operating expenses                           634.0       182.6                       1,236.4        673.6

        Operating (loss) income                   (423.2)       32.8                        (283.2)       196.0

Interest expense                                    47.0        39.5                         177.0        134.1
Other expense (income), net                          1.9         0.4                          (4.1)        (0.9)
                                                 ----------   ---------                    ---------    ---------

       (Loss) income from continuing operations
        before income                            $(472.1)     $ (7.1)                     $ (456.1)    $   62.8

Income tax (benefit) expense                       (32.9)       (3.3)                        (27.6)        21.5
                                                 ----------   ---------                    ---------    ---------

       (Loss) income from continuing operations   (439.2)       (3.8)                       (428.5)        41.3

(Loss) income from discontinued operations, net
   of tax                                           (0.2)(a)     0.9                          (5.5)(a)         5.5
                                                 ----------   ---------                    ---------    ---------

        Net (loss) income                        $(439.4)     $ (2.9)                     $ (434.0)    $   46.8
                                                 ==========   =========                    =========    =========

Average shares outstanding (b)                      49.5        49.0                          49.5         43.7

(Loss) income from continuing operations         $  (8.88)    $ (0.08)                    $   (8.66)   $    0.95
Discontinued operations                                 -        0.02                         (0.11)        0.12
                                                 ----------   ---------                    ---------    ---------
Basic earnings per share                         $  (8.88)    $ (0.06)                    $   (8.77)   $   $1.07
                                                 ==========   =========                    =========    =========

Average shares and common stock equivalents
   outstanding (b)                                  49.5        49.0                          49.5         45.6

(Loss) income from continuing operations          $ (8.88)      (0.08)                        (8.66)      $ 0.91
Discontinued operations                                 -        0.02                         (0.11)        0.12
                                                 ----------   ---------                    ---------    ---------
Diluted earnings per share                        $ (8.88)      (0.06)                        (8.77)      $ 1.03
                                                 ==========   =========                    =========    =========





(a) The fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006, are excluded from continuing operations for all periods presented. Certain amounts have been reclassified in the three months and fiscal year ended September 30, 2005 to conform to the current year classification and present these businesses as discontinued operations.

(b) Per share figures calculated prior to rounding in millions.

Table 2 - Supplemental Financial Data




                                     Table 2
                              SPECTRUM BRANDS, INC.
                           Supplemental Financial Data
     For the three months and fiscal years ended September 30, 2006 and 2005
                                   (Unaudited)
                                 ($ In millions)


Supplemental Financial Data                                      F2006           F2005
---------------------------
                                                              ------------    ------------
Cash                                                            $    28.4       $    29.9

Trade receivables, net                                          $   329.3       $   362.4
  Days Sales Outstanding (a)
                                                                       46              49

Inventory, net                                                  $   460.7       $   451.6
  Inventory Turnover (b)
                                                                      3.3             3.2

Total Debt                                                      $ 2,277.2       $ 2,307.3

                                                                      THREE MONTHS                      FISCAL YEAR
                                                              ----------------------------      ----------------------------
Supplemental Cash Flow Data                                      F2006           F2005             F2006           F2005
---------------------------                                   ------------    ------------      -------------   ------------
Depreciation and amortization, excluding amortization
  of debt issuance costs                                         $   21.1        $   19.8           $   87.5       $   68.6
Capital expenditures                                             $    9.2        $   22.0           $   60.4       $   62.8

                                                                      THREE MONTHS                      FISCAL YEAR
                                                              ----------------------------      ----------------------------
Supplemental Segment Sales & Profitability                       F2006           F2005             F2006           F2005
------------------------------------------                    ------------    ------------      -------------   ------------

Net Sales
---------
   North America                                                 $  257.8        $  246.5          $ 1,212.5      $ 1,155.8
   Europe/ROW                                                       143.0           153.8              559.9          657.7
   Latin America                                                     67.3            56.2              236.2          208.1
   Global Pet                                                       140.3           131.1              543.2          285.6
                                                                ---------       ---------          ---------       --------
       Total net sales                                          $   608.4        $  587.6          $ 2,551.8      $ 2,307.2
                                                                =========       =========         ==========     ==========

Segment Profit
--------------
   North America                                                 $   20.5        $   17.5           $  146.4       $  164.7
   Europe/ROW                                                        13.7            21.2               55.2           94.5
   Latin America                                                      9.1             5.4               23.4           19.0
   Global Pet                                                        21.2            17.1               83.6           28.7
                                                                ---------       ---------          ---------       ---------
       Total segment profit                                          64.5            61.2              308.6          306.9

   Corporate                                                         25.9            17.4              102.7           84.6
   Restructuring and related charges                                 28.8            11.0               56.1           26.3
   Goodwill and intangibles impairment                              433.0               -              433.0              -
   Interest expense                                                  47.0            39.5              177.0          134.1
   Other expense (income), net                                        1.9             0.4               (4.1)          (0.9)
                                                                ---------       ---------          ---------      ---------

       (Loss) income from continuing operations before
                income taxes                                    $ (472.1)       $   (7.1)          $ (456.1)      $   62.8
                                                                =========       =========          =========      ========



(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the quarter divided by average inventory for the quarter, multiplied by four.

Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per Share




                                     Table 3
                              SPECTRUM BRANDS, INC.
      Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
    For the three months and fiscal years ended September 30, 2006 and 2005
                                  (Unaudited)
                    (In millions, except per share amounts)




                                                            THREE MONTHS                                 FISCAL YEAR
                                                 ----------------------------------          ----------------------------------
                                                     F2006              F2005                    F2006              F2005
                                                 --------------     ---------------          ---------------    ---------------
Diluted (loss) earnings per share, as reported     $(8.88)            $ (0.06)                 $ (8.77)           $  1.03

Adjustments, net of tax:
    Restructuring and related charges                0.38  (a)           0.15  (b)                0.76  (c)          0.38  (d)
    Inventory valuation adjustments                    -                 0.03  (e)                -                  0.54  (f)
    Gain on sale of assets                             -                  -                      (0.10) (g)            -
    Goodwill and intangibles impairment              8.05  (h)            -                       8.05  (h)            -
    Deferred tax asset valuation allowance           0.38  (i)            -                       0.38  (i)            -
    Debt issuance costs write-off                      -                  -                        -                 0.17  (j)
    Discontinued operations                            -                (0.02) (k)                0.11  (k)         (0.12) (k)
    Other adjustments                                  -                 0.01                    (0.02)             (0.01)
                                                 --------------     ---------------          ---------------    ---------------
                                                     8.81                0.17                     9.18               0.96
Diluted (loss) earnings per share, as adjusted     $(0.07)            $  0.11                  $  0.41            $  1.99
                                                 ==============     ===============          ===============    ===============




Note: Per share figures calculated prior to rounding in millions.

(a) For the three months ended September 30, 2006, reflects $18.7 million, net of tax, of restructuring and related charges as follows: (i) $6.9 million for the integration of United and Tetra; (ii) $9.7 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and
(iii) $2.1 million for other initiatives.

(b) For the three months ended September 30, 2005, reflects $7.1 million, net of tax, of restructuring and related charges as follows: (i) $5.4 million primarily for the integration of United and (ii) $1.7 million primarily associated with the closure of our manufacturing facility in Breitenbach, France.

(c) For the fiscal year ended September 30, 2006, reflects $37.6 million, net of tax, of restructuring and related charges as follows: (i) $21.0 million for the integration of United and Tetra; (ii) $14.2 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and (iii) $2.4 million for other initiatives.

(d) For the fiscal year ended September 30, 2005, reflects $17.3 million, net of tax, of restructuring and related charges as follows: (i) $10.4 million primarily for the integration of United, partially offset by certain environmental reserves in North America and (ii) $6.9 million primarily associated with the closure of our manufacturing facility in Breitenbach, France.

(e) For the three months ended September 30, 2005, reflects, net of tax, inventory valuation adjustments of $1.5 million and $0.2 million related to the fair value write-up of Tetra and Jungle inventory, respectively, in accordance with the requirements of SFAS 141, "Business Combinations."

(f) For the fiscal year ended September 30, 2005, reflects, net of tax, inventory valuation adjustments of $19.2 million, $5.2 million and $0.2 million related to the fair value write-up of United, Tetra and Jungle inventory.

(g) For the fiscal year ended September 30, 2006, reflects a $5.1 million, net of tax, gain on sale of our Bridgeport, CT and Madison, WI manufacturing facilities.

(h) For the three months and fiscal year ended September 30, 2006, reflects an impairment charge of $398.3 million, net of tax, for certain goodwill and intangible assets written off as a result of the our annual impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(i) For the three months and fiscal year ended September 30, 2006, reflects a non-cash charge of $18.9 million necessary to increase the valuation allowance against certain net deferred tax assets.

(j) For the fiscal year ended September 30, 2005, reflects $7.9 million, net of tax, related to the write-off of debt issuance costs in the second quarter of 2005 associated with debt refinanced in connection with the United acquisition.

(k) Reflects the respective (income) loss from the discontinued operations, net of tax, of the fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006.

Investor Contact:
-----------------
Nancy O'Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
--------------
Citigate Sard Verbinnen for Spectrum Brands

Matt Benson, 415-618-8750
mbenson@sardverb.com

Jamie Tully, 212 687-8080
jtully@sardverb.com